Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-189687 and 333-193472) of Aratana Therapeutics, Inc. of our report dated July 15, 2014 related to the financial statements of Okapi Sciences NV as of and for the years ended December 31, 2013 and 2012 and from December 20, 2007 (date of inception) to December 31, 2013 (which report expresses an unmodified opinion on the financial statements and includes as explanatory paragraph indicating that: (a) the financial statements have been prepared assuming that the Company will continue as a going concern, (b) as discussed in Note 1 to the financial statements, the Company devotes substantially all of its efforts to research and development and has incurred losses since inception, (c) such condition raises substantial doubt about its ability to continue as a going concern, and (d) financial statements do not include any adjustments that might result from the outcome of the uncertainty); appearing in this Current Report on Form 8-K of Aratana Therapeutics, Inc. filed on July 15, 2014.

Diegem, Belgium

July 15, 2014

DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises

BV o.v.v.e. CVBA / SC s.f.d. SCRL

/s/ Gert Vanhees Gert Vanhees	/s/ Koen Neijens Koen Neijens